UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 5, 2010

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2010, we entered into an amendment to the secured promissory note (“Note”) dated February 12, 2009 with BET Funding LLC, a Delaware limited liability company (“Lender”). The amendment to the Note changed the maturity date to September 15, 2010 from June 30, 2010.  The Note was further amended to allow the Company a 60 day grace period beyond September 15, 2010 if, prior to September 15, 2010, the Company can deliver a customer contract (or contracts) sufficient to generate aggregate revenue of not less than $25 million.

In conjunction with the amendment to the Note, the Company agreed to pay a $50,000 amendment fee (such fee to be added to the principal balance of the Note as of the date of the amendment).  The Company also agreed to amend the clause in the Note requiring the Company to pay additional interest on the Note of the greater of $400,000 or an amount equal to 2,200,000 times the average of the five (5) highest closing prices for the Company’s common stock from February 12, 2009 to the maturity date of the Note.  The additional interest will, however, not exceed $2,200,000.  Prior to the amendment this payment was based upon the average of the 10 daily closing prices immediately preceding the date of payment and had no upper limit.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 - Entry into a Material Definitive Agreement discussing and amending  the Note by and among the Company and Lender dated February 12, 2009.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Seventh Amendment to Secured Promissory Note, which is filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit #	Description
10.1	Seventh Amendment To Secured Promissory Note dated August 5, 2010 by and among the Company and BET Funding LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

Date: August 11, 2010	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer